Registration No. 333------
                                  As filed with the Securities
                                  and Exchange Commission on
                                  November 7, 1997

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM S-8

                     REGISTRATION STATEMENT
                            UNDER
                   THE SECURITIES ACT OF 1933

                       CBES Bancorp, Inc.
              (Exact Name of Registrant as Specified in its Charter)
   Delaware                                 43-1753244
(State of Incorporation)                              Identification No.)

                  1001 North Jesse James Road,
               Excelsior Springs, Missouri  64024
                            (Address of Principal Executive Offices)

     CBES Bancorp, Inc. 1997 Stock Option and Incentive Plan
        CBES Bancorp, Inc. Recognition and Retention Plan
                                    (Full Title of the Plans)


                                 Copies to:
               Larry E. Hermreck              Robert I. Lipsher, Esquire
             Chief Executive Officer           Edward A. Quint, Esquire
                CBES Bancorp, Inc.      Luse Lehman Gorman Pomerenk & Schick
          1001 North Jesse James Road        A Professional Corporation
       Excelsior Springs, Missouri  64024   5335 Wisconsin Ave., N.W., #400
                 (816) 630-6711                 Washington, D.C.  20015
                                                     (202) 274-2000
               (Name, Address and Telephone
                Number of Agent for Service)

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933 check the following box.
/X/

                 CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------
Title of                         Proposed       Proposed
Securities          Amount         Maximum        Maximum          Amount of
to be               to be      Offering Price    Aggregate        Registration
Registered        Registered(1)    Per Share   Offering Price          Fee
-----------------------------------------------------------------------------
Common Stock,
par value
$.01 per share    102,495        $19.50(3)      $1,975,591       $599
                  shares(2)

Common Stock,
par value
$.01 per share     40,998        $19.50(3)        $799,461       $243
                  shares(4)

   Total           143,493                      $2,775,052       $842
                   shares

-------------------------
(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the CBES Bancorp, Inc. 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan"), and the CBES Bancorp, Inc. Recognition and Retention Plan (the "Recognition and Retention Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of CBES Bancorp, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2) Represents the number of shares currently reserved for issuance pursuant to the 1997 Stock Option Plan.
(3) Determined by the exercise price of $19.25 for the options granted pursuant to Rule 457(h)(1) and the average of the bid and asked prices of $19.50 for the other shares registered pursuant to Rule 457(c) and (h)(1).
(4) Represents the number of shares currently reserved for issuance pursuant to the Recognition and Retention Plan.



                --------------------------------

     This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. Section 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and
Employee Plan Annual Information

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the CBES Bancorp, Inc. 1997 Stock Option and Incentive Plan and the CBES Bancorp, Inc. Recognition and Retention Plan (collectively the "Plans") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

     The following documents previously or concurrently filed by CBES Bancorp, Inc. (the "Company") with the Commission are hereby incorporated by reference in this Registration Statement:

(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File No. 0-21163) filed pursuant to
Rule 13a-1 of the Securities Exchange Act of 1934, as amended
(the "Exchange Act");

(b)  all other reports filed by the Company pursuant to Section
12 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above;

(c)  the Company's definitive Proxy Statement for its Annual
Meeting of Stockholders held on October 28, 1997;

(d) the description of the common stock, par value $.01 per share, of the Company contained in the Company's Registration Statement on Form SB-2 (File No. 333-6649) filed with the Commission on June 21, 1996 and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

     The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Larry E. Hermreck, Chief Executive Officer, CBES Bancorp, Inc., 1001 North Jesse James Road, Excelsior Springs, Missouri 64024, telephone number (816) 630-6711.

     All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     None.

Item 6.  Indemnification of Directors and Officers

          Article ELEVENTH of the Registrant's Certificate of
Incorporation provides for the following indemnification for Directors and Officers.

     ELEVENTH: A.   Each person who was or is made a party or is
threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH herein), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

               B. The right to indemnification conferred in Section A of this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article ELEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

               C.   If a claim under Section A or B of this
Article ELEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article ELEVENTH or otherwise shall be on the Corporation.

               D. The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's
Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

               E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               F. The Corporation may, to the extent authorized from time to time by a majority vote of the Disinterested Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  List of Exhibits.


                                                     Reference to Prior
Regulation S-K                                       Filing or Exhibit
Exhibit Number    Document                         Number Attached Hereto

3.1              Certificate of Incorporation of               *
                 CBES Bancorp, Inc.

3.2              Bylaws of CBES Bancorp, Inc.                  *

4                Specimen form of common stock                 *
                 certificate of CBES Bancorp, Inc.

5                Opinion of Luse Lehman Gorman
                 Pomerenk & Schick, P.C.           Attached as Exhibit 5

10.1             CBES Bancorp, Inc. 1997 Stock
                 Option and Incentive Plan                     **

10.2             CBES Bancorp, Inc. Recognition                **
                 and Retention Plan

23.1             Consent of Luse Lehman Gorman     Contained in Exhibit 5
                 Pomerenk & Schick, P.C.

23.2             Consent of KPMG Peat Marwick LLP  Attached as Exhibit 23.2

24               Power of Attorney                 Contained on Signature Page

-----------
* Filed as exhibits to the Registrant's Registration Statement on Form SB-2 (File No. 333-6649) filed with the Commission on
June 21, 1996 pursuant to Section 5 of the Securities Act of 1933 and all amendments thereto or reports filed for the purpose of updating such description. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

**Filed as exhibits to the Registrant's Proxy Statement relating to the Registrant's October 28, 1997 annual meeting of stockholders, filed with the Commission on September 29, 1997, which is incorporated herein by reference.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Registration Statement not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1997 Stock Option and Incentive Plan and the Recognition and Retention Plan; and

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          EXHIBIT INDEX


Exhibit
Number   Description

5        Opinion of Luse Lehman Gorman Pomerenk & Schick, A
         Professional Corporation as to the legality of the Common Stock registered hereby.

23.1          Consent of Luse Lehman Gorman Pomerenk & Schick,
         A Professional Corporation (contained in the opinion included as Exhibit 5)

23.2          Consent of KPMG Peat Marwick LLP.

                           SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Excelsior Springs, State of Missouri, on this 28th day of October, 1997.

                        CBES Bancorp, Inc.


                        By:  /s/ Larry E. Hermreck
                             -----------------------------------
                             Larry E. Hermreck
                             Chief Executive Officer
                             (Duly Authorized Representative)


                        POWER OF ATTORNEY

    We, the undersigned directors and officers of CBES Bancorp, Inc. (the "Company") hereby severally constitute and appoint Larry E. Hermreck as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Larry E. Hermreck may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Larry E. Hermreck shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


By:  /s/ Larry E. Hermreck         By:  /s/Dennis D. Hartman
     -------------------------          -------------------------
     Larry E. Hermreck, Chief           Dennis D. Hartman,
     Executive Officer                  Comptroller (Principal
     (Principal Executive               Accounting and Financial
     Officer)                           Officer)


Date:  October 28, 1997            Date:  October 28, 1997


By:  /s/ Robert E. McCrorey        By:  /s/ Richard N. Cox
     -------------------------          -------------------------
     Robert E. McCrorey, President,     Richard N. Cox, Director
     Chairman of the Board and
     Director


Date:  October 28, 1997            Date:  October 28, 1997


By:  /s/ Robert R. Lalumondier     By:  /s/ Cecil E. Lamb
     -------------------------          -------------------------
     Robert R. Lalumondier              Cecil E. Lamb, Director
     Director


Date:  October 28, 1997            Date:  October 28, 1997


By:  /s/ Rodney G. Rounkles        By:  /s/ Edgar L. Radley
     -------------------------          -------------------------
     Rodney G. Rounkles,                Edgar L. Radley, Director
     Director


Date:  October 28, 1997            Date:  October 28, 1997